EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 146 to Registration Statement No. 33-73404 on Form N-1A of our report dated May 23, 2018, relating to the financial statements and financial highlights of U.S. Government Fund and Short-Intermediate U.S. Government Fund, appearing in the Annual Report on Form N-CSR for Northern Funds as of and for the year ended March 31, 2018, and to the references to us under the heading “Financial Highlights” in the Prospectus and on page 2 and under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 22, 2018